Exhibit 2.0

PLAN OF CONVERSION AND REORGANIZATION

of

NORTHEAST COMMUNITY BANCORP, MHC,

NORTHEAST COMMUNITY BANCORP, INC.

and

NORTHEAST COMMUNITY BANK

As Adopted on October 29, 2020

and

Amended on March 3, 2021

TABLE OF CONTENTS

PAGE

1.	Introduction		1

2.	Definitions		2

3.	General Procedure for the Conversion and Reorganization		8

	A.	Steps for Conversion and Reorganization	8

	B.	Regulatory Filings	9

	C.	Approval of Plan By Voting Members; The Special Meeting of Members	9

	D.	Approval of Plan By Stockholders; The Meeting of Stockholders	10

	E.	Expenses	10

	F.	Articles of Incorporation and Bylaws	10

4.	Number of Subscription Shares and Purchase Price		10

5.	Subscription Rights of Eligible Account Holders (First Priority)		11

6.	Subscription Rights of Tax-Qualified Employee Stock Benefit Plans (Second Priority)		12

7.	Subscription Rights of Supplemental Eligible Account Holders (Third Priority)		13

8.	Subscription Rights of Other Members (Fourth Priority)		13

9.	Community Offering		14

10.	Syndicated Community Offering or Firm Commitment Underwritten Offering		14

11.	Limitations on Purchases of Conversion Stock		15

12.	Timing of Subscription Offering; Manner of Exercising Subscription Rights and Order Forms		17

13.	Payment for Conversion Stock		18

14.	Account Holders in Nonqualified States or Foreign Countries		19

15.	Establishment of Liquidation Account		19

16.	Transfer of Deposit Accounts		22

17.	Tax Rulings or Opinions		22

18.	Voting Rights of Stockholders and Stock Certificates		23

19.	Post Offering Registration and Market for Common Stock		23

20.	Consummation of the Conversion and Effective Date		23

21.	Stock Purchases by Management Persons Following the Conversion		23

22.	Resales of Stock by Management Persons		23

23.	Stock Compensation Plans; Employment and Severance Agreements		24

24.	Dividend and Repurchase Restrictions		24

25.	Amendment or Termination of the Plan		24

26.	Interpretation of the Plan		25

i

1.	Introduction

This Plan of Conversion and Reorganization (the “Plan”) provides for the conversion and reorganization of NorthEast Community Bancorp, MHC, a federally chartered mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization (the “Conversion”). Currently, the Mutual Holding Company owns approximately 59.6% of the outstanding shares of common stock of NorthEast Community Bancorp, Inc., a federally chartered stock corporation (the “Mid-Tier Holding Company”), and the Mid-Tier Holding Company owns 100% of the outstanding shares of common stock of NorthEast Community Bank (the “Bank”), a New York chartered stock savings bank (collectively, the Mutual Holding Company, Mid-Tier Holding Company and Bank are referred to as “NorthEast”). As part of the Conversion, (i) a new stock holding company (the “Holding Company”) will be established to succeed to all of the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company, and (ii) the Holding Company will issue shares of Holding Company Common Stock in the Offering and the Exchange Offering. The Subscription Shares will be offered for sale in the Offering upon the terms and conditions set forth in this Plan. The subscription rights granted to Participants in the Subscription Offering are set forth in Section 5 through Section 8 of this Plan. All sales of Subscription Shares in the Community Offering, in the Syndicated Community Offering or in the Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Boards of Directors of the Bank and the Holding Company. As part of the Conversion, each Minority Stockholder will receive Exchange Shares in exchange for its Minority Shares in the Exchange Offering. The Conversion will have no impact on depositors, borrowers or other customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law. The purpose of the Conversion is to convert the Mutual Holding Company to the capital stock form of organization, which will provide the Bank and the Holding Company with additional capital to grow and respond to changing regulatory and market conditions. The Conversion will also provide the Bank and the Holding Company with greater flexibility to undertake corporate transactions, including mergers and acquisitions and branch expansions.

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank believe that a conversion of the Bank to the stock holding company form pursuant to the Plan is in the best interests of NorthEast, as well as the best interests of Members and Stockholders. The Boards of Directors determined that this Plan equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account. The Conversion will result in the raising of additional capital for the Bank and the Holding Company and is expected to result in a more active and liquid market for the Holding Company Common Stock than currently exists for Mid-Tier Holding Company Common Stock. In addition, the Conversion has been structured as a tax-free reorganization. Finally, the Conversion is expected to enable the Bank and the Holding Company to more effectively compete in the financial services marketplace.

This Plan has been unanimously adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank. This Plan also must be approved by: (i) a majority of the total votes eligible to be cast by Voting Members at the Members Meeting; (ii) at least two-thirds of the total votes eligible to be cast by Stockholders at the Stockholders Meeting; and (iii) a majority of the total votes eligible to be cast by Minority Stockholders at the Stockholders Meeting. Approval of this Plan by the Voting Members and by the Stockholders shall constitute approval of each of the constituent transactions necessary to implement this Plan, including the MHC Merger and the Mid-Tier Merger.

The Company is committed to growth and diversification. The additional funds received in the Conversion will facilitate the ability of NorthEast to continue to grow in accordance with its business plan, through both internal growth and potential acquisitions of other banking institutions or financial services companies. NorthEast believes that the Conversion will support its ability to more fully serve the borrowing and other financial needs of the communities it serves, including through the increase in its lending limit and loans to one borrower limits that the additional capital will facilitate. In light of the foregoing, the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank believe that it is in the best interests of such companies and Members and Stockholders to raise additional capital at this time, and that the most feasible way to do so is through the Conversion.

2.	Definitions

As used in this Plan, the terms set forth below have the following meaning:

Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person which acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Holding Company or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company, the Bank and the Mutual Holding Company shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Associate of a Person means (i) a corporation or organization (other than the Mutual Holding Company, the Mid-Tier Holding Company, the Bank or a majority-owned subsidiary of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank), if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) a trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any person who is related by blood or marriage to such Person and who lives in the same home as the Person or who is a director or senior officer of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank or any of their subsidiaries.

Bank means NorthEast Community Bank, a New York-chartered stock savings bank.

Bank Benefit Plan(s) includes, but is not limited to, Tax Qualified Employee Stock Benefit Plans and Non-Tax Qualified Employee Stock Benefit Plans.

Bank Liquidation Account means the Liquidation Account established in the Bank as part of the Conversion.

Bank Regulators means the Federal Reserve and other bank regulatory agencies, if any, that , responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Holding Company and the mergers required to effect the Conversion.

Code means the Internal Revenue Code of 1986, as amended.

Community means, for purposes of any Community Offering, natural persons and trusts of natural persons residing in Bronx, Kings, New York, Rockland, Westchester, Orange and Sullivan Counties in New York and Norfolk, Suffolk, Essex and Middlesex Counties in Massachusetts.

Community Offering means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to such Persons as may be selected by the Holding Company in its sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

Control (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Part 238 .

Conversion means the series of transactions provided for in this Plan, including but not limited to (i) the merger of the Mutual Holding Company with and into the Mid-Tier Holding Company pursuant to which the Mutual Holding Company will cease to exist, (ii) the merger of the Mid-Tier Holding Company with the Holding Company, pursuant to which the Mid-Tier Holding Company will cease to exist and, in connection therewith, each share of Mid-Tier Holding Company Common Stock outstanding immediately prior to the effective time thereof shall automatically be converted into and become the right to receive shares of Holding Company Common Stock based on the Exchange Ratio, plus cash in lieu of any fractional share interest, and (iii) the issuance of Conversion Stock by the Holding Company in the Offerings as provided herein. All such transactions shall occur substantially simultaneously.

Conversion Stock means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan. For the avoidance of doubt, Conversion Stock does not include the Exchange Shares.

Department means the New York State Department of Financial Services or any successor thereto.

Deposit Account means any withdrawable account as defined in 12 C.F.R. § 239.2(r) and 12 CFR § 239.52(j); provided, however, that the term “Deposit Account” shall not include any escrow accounts maintained at the Bank.

Depositor means the holder of a Deposit Account.

Eligible Account Holder means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

Eligibility Record Date means the date for determining Qualifying Deposits of Eligible Account Holders, which is the close of business on September 30, 2019.

Employee Plans means the Tax-Qualified and Non-Tax Qualified Employee Plans of the Bank, the Holding Company and/or the Mid-Tier Holding Company.

ESOP means the NorthEast Community Bank Employee Stock Ownership.

Estimated Valuation Range means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

Exchange Ratio means the ratio at which a Mid-Tier Holding Company Common Stock is exchanged for Exchange Shares upon consummation of the Conversion. The Exchange Ratio (which shall be rounded to four decimal places) shall be determined such that as of the closing of the Conversion the ratio will result in the Minority Stockholders owning in the aggregate approximately the same percentage of the outstanding shares of Holding Company Common Stock immediately upon completion of the Conversion as the percentage of Mid-Tier Holding Company Common Stock owned by the Minority Stockholders in the aggregate immediately before the consummation of the Conversion, subject to adjustment to reflect the assets of the MHC other than Mid-Tier Holding Company Common Stock and before giving effect to (a) cash paid in lieu of any fractional Exchange Shares and (b) any Subscription Shares purchased by Minority Stockholders in the Offerings.

Exchange Shares mean the shares of Holding Company Common Stock to be issued to the Minority Stockholders in connection with the Mid-Tier Holding Company Merger.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

Federal Reserve means the Board of Governors of the Federal Reserve System or any successor thereto.

Holding Company means the Maryland stock corporation to be formed for the purpose of acquiring all of the shares of capital stock of the Bank in connection with the Conversion.

Holding Company Common Stock means the shares of common stock, par value $0.01 per share, of the Holding Company.

Independent Appraiser means the independent appraiser retained by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

Liquidation Account means the account representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in the Mutual Holding Company in connection with the Conversion, as in accordance with Section 15 hereof.

Majority Ownership Interest means a fraction, the numerator of which is equal to the number of shares of Mid-Tier Holding Company common stock owned by the Mutual Holding Company immediately prior to the completion of the Conversion, and the denominator of which is equal to the total number of shares of Mid-Tier Holding Company common stock issued and outstanding immediately prior to the completion of the Conversion.

Management Person means any Officer or director of the Bank or the Mid-Tier Holding Company or any Affiliate of the Bank or the Mid-Tier Holding Company and any person Acting in Concert with such Officer or director.

Meeting of Stockholders means the meeting of the Stockholders of the Mid-Tier Holding Company, which may be an annual meeting or a special meeting, at which this Plan is submitted to the Stockholders for their approval, including any adjournments of such meeting.

Member means any Person qualifying as a member of the Mutual Holding Company in accordance with its charter and bylaws and the laws of the United States.

MHC Merger means the merger of the Mutual Holding Company with and into the Mid-Tier Holding Company pursuant to the Plan of Merger included as Annex A hereto.

Mid-Tier Holding Company means NorthEast Community Bancorp, Inc., an existing federal corporation.

Mid-Tier Holding Company Common Stock means the shares of common stock, par value $0.01 per share, of the Mid-Tier Holding Company. The Mid-Tier Holding Company Common Stock is not insured by the FDIC.

Mid-Tier Holding Company Merger means the merger of the Mid-Tier Holding Company with and into the Holding Company pursuant to the Plan of Merger included as Annex B hereto.

Minority Shares means all outstanding shares of the Mid-Tier Holding Company Common Stock owned by persons other than the Mutual Holding Company.

Minority Stockholder means any owner of the Mid-Tier Holding Company Common Stock other than the Mutual Holding Company.

Mutual Holding Company means NorthEast Community Bancorp, MHC.

Offering(s) mean(s) the offering of Conversion Stock to Persons other than the Mutual Holding Company in the Subscription Offering, the Community Offering and the Syndicated Community or Public Offering.

Officer means an executive officer of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank, including the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar policy making functions.

Order Form means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 12 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Subscription Offering and in the Community Offering.

Other Member means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

Participant means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Member, but does not include the Mutual Holding Company.

Person means an individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization or a government or political subdivision of a government.

Plan and Plan of Conversion mean the Plan of Conversion and Reorganization as adopted by the Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank and any amendment hereto approved as provided herein. The Board of Directors of the Holding Company shall adopt the Plan as soon as practicable following its organization.

Primary Parties mean the Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Holding Company.

Prospectus means the one or more documents to be used in offering the Conversion Stock in the Offerings.

Public Offering means an underwritten firm commitment offering to the public through one or more underwriters.

Purchase Price means the price per share at which the Conversion Stock is sold by the Holding Company in the Offerings in accordance with the terms hereof.

Qualifying Deposit means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50.00, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.00.

Resident and the terms “residence,” “reside,” “resided” or “residing” as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Bank’s Community, has an intent to remain in the Community for an extended period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent a Person is a corporation or other business entity, the principal place of business or headquarters shall apply with respect to this definition. To the extent a Person is a tax-qualified personal benefit plan, such as an Individual Retirement Account, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other trusts or fiduciary accounts, the circumstances of the trustee or fiduciary shall apply with respect to this definition. The Holding Company may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Holding Company.

SEC means the United States Securities and Exchange Commission.

Special Meeting of Members means the Special Meeting of Members called for the purpose of submitting this Plan to the Voting Members for their approval, including any adjournments of such meeting.

Stockholders mean those Persons who own shares of Mid-Tier Holding Company Common Stock.

Stockholder Voting Record Date means the date for determining the eligibility of Stockholders to vote at the Meeting of Stockholders, as determined by the Board of Directors of the Mid-Tier Holding Company.

Subscription Offering means the offering of the Conversion Stock to Participants.

Subscription Rights mean nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

Supplemental Eligible Account Holder means any Person, except directors and Officers of the Bank and their Associates, the Mid-Tier Holding Company or the Mutual Holding Company (unless the Federal Reserve grants a waiver to permit a director or Officer or an Associate thereof to be included) and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

Supplemental Eligibility Record Date, if applicable, means the date for determining Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the approval of the Plan by the Federal Reserve. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding approval by the Federal Reserve of the Plan.

Syndicated Community Offering means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Bank and any Affiliate thereof and which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect, including any ESOP and 401(k) Plan. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution stock benefit plan that is not so qualified.

Voting Member means a Person who, at the close of business on the Voting Record Date, is entitled to vote as a Member of the Mutual Holding Company in accordance with its charter and bylaws.

Voting Record Date means the date for determining the eligibility of Members to vote at the Special Meeting of Members.

3.	General Procedure for the Conversion and Reorganization

A.            Steps for Conversion and Reorganization

The Conversion may be effected in the manner set forth herein or in any manner approved by the Federal Reserve and the Department that is consistent with the purposes of this Plan and applicable law and regulations. This Plan is subject to the approval of the Federal Reserve and must be approved by (1) at least a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting of Members, (2) the holders of at least two-thirds of the outstanding shares of Mid-Tier Holding Company Common Stock eligible to vote (including the Mutual Holding Company); and (3) the holders of a majority of the outstanding shares of Mid-Tier Holding Company Common Stock owned by Minority Stockholders. It is currently anticipated that the Conversion will be effected in accordance with the procedures specified below. At the effective date of the Conversion, the following transactions will occur:

(i)            The Holding Company shall be organized as a first-tier stock subsidiary of the Mid-Tier Holding Company. The Mutual Holding Company shall merge with and into the Mid-Tier Holding Company in the Mutual Holding Company Merger with the Mid-Tier Holding Company being the surviving institution. Immediately thereafter, the Mid-Tier Holding Company shall merge with and into the Holding Company in the Mid-Tier Holding Company Merger, with the Holding Company being the surviving institution. As a result of the MHC Merger and the Mid-Tier Holding Company Merger, (w) the shares of Mid-Tier Holding Company Common Stock held by the Mutual Holding Company shall be extinguished and (x) the liquidation interests in the Mid-Tier Holding Company constructively received by certain Members immediately before the Conversion will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account. As a result of the Mid-Tier Holding Company Merger, (y) the shares of Mid-Tier Holding Company Common Stock held by the Minority Stockholders shall be converted into the right to receive shares of Holding Company Common Stock based upon the Exchange Ratio, plus cash in lieu of any fractional share interest based upon the Purchase Price; and (z) the shares of Bank common stock held by the Mid-Tier Holding Company shall be owned by the Holding Company, with the result that the Bank shall become a wholly owned subsidiary of the Holding Company. In exchange for common stock of the Bank and the Bank Liquidation Account, the Holding Company shall contribute to the Bank an amount of the net proceeds received by the Holding Company for the sale of the Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Bank and as shall be approved by the Federal Reserve, but not less than fifty percent (50%) of the net proceeds received by the Holding Company for the sale of the Conversion Stock, unless otherwise approved by the Federal Reserve.

(ii)            The Holding Company shall sell the Conversion Stock in the Offerings, as provided herein.

(iii)            The effective date of the Conversion shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Combination with the Federal Reserve and the Articles of Merger with the Maryland State Department of Assessment and Taxation with respect to the Mid-Tier Holding Company Merger, (ii) the filing of Articles of Combination with the Federal Reserve with respect to the MHC Merger and (iii) the closing of the issuance of the shares of Conversion Stock in the Offerings. The filing of Articles of Combination and the Articles of Merger relating to the MHC Merger and the Mid-Tier Holding Company Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Member and Stockholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the MHC Merger and the Mid-Tier Holding Company Merger and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

B.            Regulatory Filings

(i)            To the extent required by applicable laws and regulations, or as the Federal Reserve may otherwise require, the Mutual Holding Company, the Mid-Tier Holding Company and the Bank shall provide public notice of the adoption of the Plan. Such notice shall be made by means of the placing of an advertisement in a newspaper of general circulation in each community where the Bank maintains an office. In addition, the Mutual Holding Company shall cause copies of the Plan to be made available at each of the Bank’s offices for inspection by Members.

(ii)            An application for the Conversion, including the Plan and all other requisite material (the “Application for Conversion”), shall be submitted to the Federal Reserve for approval. The Mutual Holding Company, the Mid-Tier Holding Company and the Bank will again cause to be published, in accordance with the requirements of applicable regulations of the Federal Reserve, a notice of the filing with the Federal Reserve of an application to convert the Mutual Holding Company and will post the notice of the filing for the Application for Conversion in each of the Bank’s offices.

(iii)            The Primary Parties shall submit or cause to be submitted to the Federal Reserve and the Department all holding company, merger, and other applications or notices necessary for the Conversion. All notices required to be published in connection with such applications shall be published at the times required.

(iv)            The Holding Company shall file one or more Registration Statements with the SEC to register the Holding Company Common Stock to be issued in the Conversion under the Securities Act of 1933, as amended, and, where required, shall register such Holding Company Common Stock under any applicable state securities laws. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, if any, and Other Members. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and a Syndicated Community Offering or a Public Offering. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof and shall be set forth in the Prospectus.

C.            Approval of Plan By Voting Members; The Special Meeting of Members

(i)            The Mutual Holding Company shall file preliminary proxy materials with the Federal Reserve, as required. Promptly following receipt of requisite approval of the Federal Reserve, this Plan will be submitted to the Voting Members for their consideration and approval at the Special Meeting of Members. The Plan must be approved by a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting of Members. The Mutual Holding Company will mail to all Members as of the Voting Record Date, at their last known address appearing on the records of the Bank as of the Voting Record Date, a notice of special meeting and a proxy statement describing the Plan. Written notice given no less than 15 nor more than 45 days prior to the date of the Special Meeting of Members.

(ii)            At the Special Meeting of Members, each Voting Member shall be entitled to cast one vote in person or by proxy for every $100.00 of Deposit Accounts such Voting Member had at the Bank as of the Voting Record Date. No Voting Member may cast more than 1,000 votes at the Special Meeting of Members. Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are provided under the trust instrument or other governing document or applicable law. Deposits held in an Individual Retirement Account or Keogh Account may be voted by the Mutual Holding Company if no other instructions are received in the same proportion as the votes cast by all other Voting Members.

D.            Approval of Plan By Stockholders; The Meeting of Stockholders

(i)            The Holding Company shall file a Registration Statement with the SEC to register the Exchange Shares. A prospectus contained in such Registration Statement shall also constitute proxy materials of the Mid-Tier Holding Company with respect to the Meeting of Stockholders. Promptly following the effectiveness of such Registration Statement and the receipt of any other requisite approval of the Federal Reserve, this Plan will be submitted to the Stockholders for their consideration and approval at the Meeting of Stockholders. The Plan must be approved by (1) the holders of at least two-thirds of the outstanding shares of Mid-Tier Holding Company Common Stock eligible to vote (including the Mutual Holding Company) and (2) the holders of a majority of the outstanding shares of Mid-Tier Holding Company Common Stock owned by Minority Stockholders. The Mid-Tier Holding Company will mail to all Stockholders as of the Stockholder Voting Record Date, at their last known address appearing on the records of the Mid-Tier Holding Company, a notice of meeting and definitive prospectus/proxy statement describing the Plan.

(ii)            The Meeting of Stockholders shall be held upon written notice given no less than 20 nor more than 50 days prior to the date of the Meeting of Stockholders. At the Meeting of Stockholders, each Stockholder eligible to vote shall be entitled to cast one vote in person or by proxy for each share of Mid-Tier Holding Company Common Stock owned by such Stockholder as of the Stockholder Voting Record Date.

E.            Expenses

The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Primary Parties shall use their best efforts to ensure that all fees, expenses, retainers and similar items shall be reasonable.

F.            Articles of Incorporation and Bylaws

By voting to adopt this Plan, Voting Members and Stockholders will be voting to adopt the Articles of Incorporation and Bylaws for the Holding Company.

4.	Number of Subscription Shares and Purchase Price

(a)            The aggregate amount of shares of Conversion Stock to be offered in the Conversion shall be stated in terms of a range (the Estimated Valuation Range), which shall be based on a pro forma valuation of the aggregate market value of the to-be-outstanding Holding Company Common Stock multiplied by the Majority Ownership Interest, as adjusted to reflect the assets of the Mutual Holding Company other than Mid-Tier Holding Company Common Stock. The valuation, which shall be prepared by the Independent Appraiser, shall be based on financial information relating to the Mutual Holding Company, the Mid-Tier Holding Company and the Bank; market, financial and economic conditions; a comparison of the Mid-Tier Holding Company and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies; and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and Bank. The valuation shall be stated in terms of an Estimated Valuation Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the Federal Reserve.

(b)            Based upon the independent valuation, the Board of Directors of the Holding Company shall fix the Purchase Price and the number of shares of Conversion Stock to be offered in the Offerings. The Purchase Price for the Conversion Stock shall be a uniform price determined in accordance with applicable laws and regulations. The number of shares of Conversion Stock issued in the Conversion will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and the number of Subscription Shares issued in the Offering will be equal to the product of (i) the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and (ii) the Majority Ownership Interest.

(c)            Subject to the approval of the Federal Reserve, the Estimated Valuation Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion, and under such circumstances the Holding Company may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock in the Offerings are less than the minimum or more than 15% above the maximum of the Estimated Valuation Range set forth in the Prospectus.

(d)            Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock to be issued is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering, extend the Offering and establish a new estimated price range, extend, reopen or hold a new Offering or take such other action as the Bank Regulators may permit.

(e)            The Common Stock to be issued in the Offerings shall be fully paid and nonassessable.

5.	Subscription Rights of Eligible Account Holders (First Priority)

(a)            Each Eligible Account Holder shall receive, as first priority and without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total number of shares offered in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Section 10 hereof.

(b)            In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

(c)            Subscription Rights of Eligible Account Holders who are also directors or Officers of the Mid-Tier Holding Company or the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the 12 months preceding the Eligibility Record Date, except as permitted by the Bank Regulators.

6.	Subscription Rights of Tax-Qualified Employee Stock Benefit Plans (Second Priority)

Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Conversion Stock. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders; provided, however, that if the total number of shares of Common Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Valuation Range as set forth in the Prospectus (“Maximum Shares”), the ESOP shall have a first priority right to purchase any such shares exceeding the Maximum Shares. Shares of Conversion Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder, Supplemental Eligible Account Holder and/or Other Member and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the Federal Reserve, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Bank or the Holding Company to fail to meet any applicable regulatory capital requirement. If permitted by the Bank Regulators, the Tax-Qualified Employee Stock Benefit Plans may, in whole or in part, fill their orders through open market purchases subsequent to the closing of the Conversion.

The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be an Associate or Affiliate of or Person Acting in Concert with any Management Person.

7.	Subscription Rights of Supplemental Eligible Account Holders (Third Priority)

(a)            In the event that the Eligibility Record Date is more than 15 months prior to the date of approval of the Plan by the Federal Reserve, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total number of Shares offered in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Section 10 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

(b)            In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective Qualifying Deposit bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8.	Subscription Rights of Other Members (Fourth Priority)

(a)            Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $400,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) or (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Section 10 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

(b)            If, pursuant to this Section 8, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Other Members whose subscriptions remain unsatisfied on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9.	Community Offering

Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. Any Community Offering shall give a preference to Residents of the Community. The Community Offering, if any, may commence concurrently with, during or promptly after the Subscription Offering and shall be completed within 45 days after the termination of the Subscription Offering unless such period is extended as provided herein. No Person may purchase more than $400,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 11. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of Residents of the Community, first, so as to permit each subscriber to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for, and thereafter, to each subscriber whose subscription remains unfilled on an equal number of shares per order basis. Thereafter, to the extent any shares remain available, shares will be allocated to cover orders of other members of the general public using the same method described for Residents. In the event orders for Common Stock in either of these sub-categories exceed the number of shares available for sale within such sub-category, orders shall first be filled up to a maximum of two percent (2%) of the shares sold in the Offerings, and thereafter remaining shares will be allocated on an equal number of shares basis per order. The Mutual Holding Company and the Holding Company shall use their best efforts consistent with this Plan to distribute Subscription Shares sold in the Community Offering in such a manner as to promote the widest distribution practicable of such shares.

The Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person in the Community Offering.

10.	Syndicated Community Offering or Firm Commitment Underwritten Offering

Subject to such terms, conditions and procedures as may be determined by the Primary Parties, shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $400,000 of Conversion Stock, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock or decreased to less than $400,000 upon resolution of the Boards of Directors of the Primary Parties, subject to any required regulatory approval but without the further approval of Members or Minority Stockholders or the resolicitation of subscribers; and provided further that, to the extent applicable, and subject to the limitations on purchases of Conversion Stock set forth in this Section 10 and Section 11 of this Plan, in the event of an oversubscription for shares in the Syndicated Community Offering, orders for Conversion Stock in the Syndicated Community Offering, unless the Federal Reserve permits otherwise, shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings. The Holding Company may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company with any required regulatory approval.

The Holding Company may sell any shares of Conversion Stock remaining following the Subscription Offering and Community Offering in a Public Offering instead of a Syndicated Community Offering. The provisions of Section 11 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and the Holding Company, subject to any required regulatory approval or consent.

If for any reason a Syndicated Community Offering or Public Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if any insignificant residue of shares of Conversion Stock is not sold in the Offerings, the Holding Company shall use its best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the Federal Reserve.

The Offerings will be terminated if not completed within 45 days after the last day of the Subscription Offering, unless an extension is approved by the Federal Reserve.

11.	Limitations on Purchases of Conversion Stock

The following limitations shall apply to all purchases and issuances of Conversion Stock:

(a)            Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 11(e) hereof, and in addition to the other restrictions and limitations set forth herein, no Person (or group of Persons exercising Subscription Rights through a single Deposit Account) may, directly or indirectly, subscribe for or purchase more than $400,000 of Conversion Stock in the Offerings, and no Person together with any Associates or Persons otherwise Acting in Concert may, directly or indirectly, subscribe for or purchase more than $800,000 of Conversion Stock in the Offerings.

(b)            No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Purchase Price for such minimum shares will not exceed $500.00.

(c)            Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 11(e) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum aggregate amount of Conversion Stock which any Person together with any Associate or Persons Acting in Concert may, directly or indirectly, subscribe for or purchase in the Offerings, when combined with any Exchange Shares received by such Person(s), shall not exceed 9.9% of the total number of shares of Holding Company Common Stock to be outstanding upon consummation of the Conversion; provided, however, that nothing herein shall require any Minority Stockholder to divest any Exchange Shares or otherwise limit the amount of Exchange Shares to be issued to a Minority Stockholder.

(d)            The number of shares of Conversion Stock that directors and Officers and their Associates may purchase in the aggregate in the Offerings shall not exceed 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Valuation Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion.

(e)            The maximum number of shares of Conversion Stock that may be purchased in the Offerings by: (i) the ESOP shall not exceed 8.0%, and (ii) all Tax-Qualified Employee Stock Benefit Plans in the aggregate, shall not exceed 10% of the total number of shares of Conversion Stock sold in the Offerings; provided, however, that purchases of Conversion Stock which are made by Plan Participants pursuant to the exercise of subscription rights granted to such Plan Participant in his or her individual capacity as a Participant or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 11(e).

(f)            For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers and employees of the Mutual Holding Company, the Mid-Tier Holding Company, the Bank or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 11(a) or Section 11(d) hereof, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual with an account in such plan which provides that the individual has the right to direct the investment therein, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

(g)            Subject to any required regulatory approval and the requirements of applicable laws and regulations and receipt of an required approvals of the Bank Regulators, but without the further approval of Members or Minority Stockholders or the resolicitation of subscribers, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the shares sold in the Offerings whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. If an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Participant who subscribed for the maximum number of shares of Conversion Stock to subscribe for an additional number of shares, so that such Participant shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Participant. If any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Participant who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Participant shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Participant. If the maximum purchase limitation is increased to 5% of the shares sold in the Offerings, such limitation may be further increased to 9.99%, provided that orders for Conversion Stock exceeding 5% of the shares of Conversion Stock sold in the Offerings shall not exceed in the aggregate 10% of the total shares of Conversion Stock sold in the Offerings.

(h)            The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 11 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

Subscription rights afforded under this Plan and by Bank Regulator requirements are non-transferable. No person may transfer, offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any subscription rights under this Plan. No person may transfer, offer to transfer or enter into an agreement or understanding to transfer legal or beneficial ownership of any shares of Conversion Stock except pursuant to this Plan. Attempts to violate this prohibition are subject to prosecution.

12.	Timing of Subscription Offering; Manner of Exercising Subscription Rights and Order Forms

(a)            The Subscription Offering may be commenced concurrently with or at any time after the mailing to Stockholders of the proxy materials to be used in connection with the Meeting of Stockholders and the mailing to Voting Members of the proxy materials to be used in connection with the Special Meeting of Members. The Subscription Offering may be closed before the Special Meeting of Members and the Meeting of Stockholders, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members at the Special Meeting of Members and by the Stockholders at the Meeting of Stockholders.

(b)            The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial advisory or investment banking firm retained by them in connection with the Conversion. The Primary Parties may consider a number of factors, including, but not limited to, current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

(c)            Promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, the Holding Company shall, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 14 hereof.

(d)            A single Order Form for all Deposit Accounts maintained with the Bank by any Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date, the Supplemental Eligibility Record Date or the date for determining Other Members, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, as appropriate and deposit balances will be divided on a pro rata basis among such orders in allocating shares in the event of an oversubscription.

(e)            The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Holding Company. The Holding Company may extend such period by such amount of time as it determines is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Holding Company, along with full payment (or authorization for full payment by withdrawal from a Deposit Account) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Holding Company by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

(f)            The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form that, among other things, is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, if provided for by the Holding Company, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered by the United States Postal Service or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as it may specify. The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

13.	Payment for Conversion Stock

(a)            Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Purchase Price multiplied by the number of shares that are being subscribed for or ordered, respectively. Such payment may be made by personal check, bank draft or money order at the time the Order Form is delivered to the Holding Company, provided that checks will only be accepted subject to collection. The Holding Company, in its sole and absolute discretion, may also elect to receive payment for shares of Conversion Stock by wire transfer. In addition, the Holding Company may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Conversion Stock by authorizing the Bank to withdraw from the types of Deposit Accounts provided for on the Order Form in the amount equal to the aggregate Purchase Price of such shares. Payment may also be made by a Participant or other Person using funds held for such Participant’s benefit by a Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Conversion Stock.

(b)            Notwithstanding the above, if the Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans upon consummation of the Offerings, provided that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Offerings, a loan commitment to lend to the ESOP, at such time, the aggregate price of the shares of Conversion Stock for which it subscribed.

(c)            If a Participant or other Person authorizes the Bank to withdraw the amount of the aggregate Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular statement savings rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock.

(d)            The subscription funds will be held by the Bank or, in the Bank’s discretion, in an escrow account at an unaffiliated insured financial institution. The Holding Company shall pay interest, at not less than the Bank’s statement savings rate, for all amounts paid by check, bank draft or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Offerings are completed or terminated.

(e)            The Holding Company will not knowingly offer or sell any of the Conversion Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Bank.

(f)            Each share of Conversion Stock shall be non-assessable upon payment in full of the Purchase Price.

14.	Account Holders in Nonqualified States or Foreign Countries

The Holding Company shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, the Holding Company may elect that no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country. Further, subject to the written approval or non-objection of the Federal Reserve, the Holding Company may elect that no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Holding Company or the Bank or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Holding Company or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

15.	Establishment of Liquidation Account

(a)            At the time of the MHC Merger, the Holding Company shall establish the Liquidation Account in an amount equal to (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The function of the Liquidation Account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following the Conversion to a priority to distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion.

(b)            The Liquidation Account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the Liquidation Account balance, which interest will be referred to in this Section 15 as the “subaccount balance.” All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 15(d) hereof. As a part of the Conversion, the Holding Company shall cause the Bank to establish and maintain a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion.

(c)           (i)             In the unlikely event of a complete liquidation of (x) the Bank or (y) the Bank and the Holding Company subsequent to the Conversion (and only in such event) following all liquidation payments to creditors of the Bank (including those to Account Holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the Liquidation Account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Holding Company. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank or the Holding Company is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the Liquidation Account or Bank Liquidation Account, as applicable, shall be assumed by the surviving entity.

(ii)            In the unlikely event of a complete liquidation of (x) the Bank or (y) the Bank and the Holding Company subsequent to the Conversion (and only in such event) following all liquidation payments to creditors of the Bank (including those to Eligible Account Holders and Supplemental Eligible Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth, and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of the liquidation to fund the distribution due with respect to the Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to Eligible Account Holders and Supplemental Eligible Account Holders an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Liquidation Account with respect to the Holding Company, in the amount of the then adjusted subaccount balance then held, before any distribution may be made to any holders of the Holding Company’s capital stock. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution, in which the Bank or the Holding Company is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the Liquidation Account or Bank Liquidation Account, as applicable, shall be assumed by the surviving entity.

(iii)            In the unlikely event of the complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering the rights to his or her Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account was the Liquidation Account (except that the Holding Company shall cease to exist).

(d)            The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

(e)            If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any annual closing date, commencing on or after the effective date of the Conversion, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the account holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

(f)            Subsequent to the Conversion, neither the Holding Company nor the Bank may pay cash dividends generally on deposit accounts and/or capital stock of the Holding Company or the Bank, or repurchase any of the capital stock of the Holding Company or the Bank, if such dividend or repurchase would reduce the Holding Company’s and/or Bank’s capital below: (i) the amount required for the Liquidation Account or Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank; otherwise, the existence of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

(g)            The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution exceeding such holder’s subaccount balance in the Liquidation Account.

(h)            For the three year period following the completion of the Conversion, the Holding Company will not, except with the prior written approval of the Federal Reserve, (i) liquidate or sell the Holding Company, or (ii) cause the Bank to be liquidated or sold. Upon written request by the Federal Reserve, the Holding Company shall, or upon prior written approval of the Federal Reserve, the Holding Company may, at any time after two years from completion of the Conversion, eliminate or transfer the Liquidation Account to the Bank and the Liquidation Account shall be assumed by the Bank, at which time the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely, exclusively and directly in the Liquidation Account established in the Bank. If such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall become the liquidation account of the Bank and shall not be subject in any manner or amount to the claims of the Holding’s Company’s creditors. Approval of the Plan of Conversion shall constitute approval of the transactions described herein by the Members of the Mutual Holding Company and any other person or entity required to approve the Plan.

(i)            For purposes of this Section 15, a Deposit Account includes a predecessor or successor account which is held by an account holder with the same social security number.

16.	Transfer of Deposit Accounts

Each Person holding a Deposit Account at the Bank at the time of the Conversion shall retain an identical Deposit Account at the Bank following the Conversion in the same amount (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock) and subject to the same terms and conditions (except as to voting and liquidation rights).

17.	Tax Rulings or Opinions

Consummation of the Conversion is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

18.	Voting Rights of Stockholders and Stock Certificates

(a)            Following consummation of the Conversion, voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company’s voting capital stock.

(b)            Shares of Common Stock will be issued in book entry form. Stock certificates will not be issued. Appropriate instructions shall be issued to the Holding Company's transfer agent with respect to applicable restrictions on transfers of stock set forth in Section 22.

19.	Post Offering Registration and Market for Common Stock

In connection with the Conversion, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister the Holding Company Common Stock for a period of three years following the Conversion without the prior written approval of the Federal Reserve. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock, and (ii) list the Holding Company Common Stock on a national or regional securities exchange, unless otherwise permitted by the Federal Reserve.

20.	Consummation of the Conversion and Effective Date

The Effective Date of the Conversion shall be the date upon which the Articles of Combination shall be filed with the Federal Reserve and the Articles of Merger shall be filed with the Maryland State Department of Assessments and Taxation. The Articles of Combination and the Articles of Merger shall be filed after all requisite regulatory, Voting Member and Stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the sale of all shares of Holding Company Common Stock sold in the Offerings and the Exchange Offering shall occur simultaneously on the effective date of the closing.

21.	Stock Purchases by Management Persons Following the Conversion

For a period of three years following the Conversion, the directors and Officers of the Holding Company and the Bank and their Associates may not purchase Holding Company Common Stock without the prior written approval of the Federal Reserve except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction involving more than 1% of the outstanding Holding Company Common Stock, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of stockholder approval of such plan) even if such Holding Company Common Stock may be attributable to individual Officers or directors and their Associates. The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

22.	Resales of Stock by Management Persons

Shares of Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of one year following the date of purchase, except in the case of death of a Management Person or his or her Associate.

Appropriate instructions shall be given to the Holding Company’s transfer agent with respect to the applicable restrictions relating to the transfer of such stock. Any shares of stock issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same restrictions as apply to such restricted stock.

23.	Stock Compensation Plans; Employment and Severance Agreements

(a)            The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing, as well as any newly-created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

(b)            Upon consummation of the Conversion, the Mid-Tier Holding Company common stock held by the Employee Plans shall be converted into Holding Company Common Stock based upon the Exchange Ratio.

(c)            Subsequent to the Conversion, the Holding Company and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that any such plan implemented during the one-year period subsequent to the date of consummation of the Conversion: (i) shall be disclosed in the Prospectus; (ii) in the case of stock option plans and employee recognition or grant plans, shall be submitted for approval by the holders of the Common Stock no earlier than six months following consummation of the Conversion; and (iii) shall comply with all other applicable requirements of the Federal Reserve.

(d)            The Holding Company and the Bank are authorized to enter into employment and/or severance agreements with their executive officers.

24.	Dividend and Repurchase Restrictions

(a)            Following consummation of the Conversion, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations. The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.

(b)            The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below its applicable regulatory capital requirements.

25.	Amendment or Termination of the Plan

If deemed necessary or desirable by the Boards of Directors of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time before the solicitation of proxies from the Members and the Stockholders to vote on the Plan and at any time thereafter with the concurrence of the Bank Regulators. Any amendment to this Plan made after approval by the Members and the Stockholders shall not necessitate further approval by the Members and the Stockholders unless otherwise required by the Bank Regulators. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from date of the Special Meeting of Members.

Before the earlier of the Meeting of Stockholders and the Special Meeting of Members, this Plan may be terminated by the Boards of Directors of the Primary Parties without approval of the Federal Reserve, and at any time thereafter, the Primary Parties may terminate this Plan only with the concurrence of the Bank Regulators.

26.	Interpretation of the Plan

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the Bank Regulators.

Annex A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of ________________, is made by and between NorthEast Community Bancorp, MHC, a federally chartered mutual holding company (the “MHC”), and NorthEast Community Bancorp, Inc., a federally chartered mid-tier holding company (the “Mid-Tier Holding Company” or the “Surviving Corporation”) (collectively, the “Constituent Corporations”).

WITNESSETH:

WHEREAS, the MHC, the Mid-Tier Holding Company and NorthEast Community Bank, a New York chartered savings bank (the “Bank”) have adopted a Plan of Conversion and Reorganization pursuant to which: (i) the MHC will merge with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity (the “MHC Merger”); (ii) the Mid-Tier Holding Company will merge with and into a newly formed stock corporation (the “Holding Company”), with the Holding Company as the surviving entity (the “Mid-Tier Holding Company Merger”); and (iii) the Holding Company will offer shares of its common stock in the manner set forth in the Plan of Conversion and Reorganization (collectively, the “Conversion”); and

WHEREAS, the Constituent Corporations desire to provide for the terms and conditions of the MHC Merger.

NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

1.       Effective Time. The MHC Merger shall not be effective unless and until the MHC Merger receives any and all necessary approvals from the Board of Governors of the Federal Reserve System (“Federal Reserve”) or such other later time specified on the articles of combination filed with the Federal Reserve (the “Effective Time”).

2.       The MHC Merger and Effect Thereof. Subject to the terms and conditions set forth herein and in the Plan of Conversion and Reorganization and the expiration of all applicable waiting periods, the MHC shall merge with and into the Mid-Tier Holding Company, which shall be the Surviving Corporation. Upon consummation of the MHC Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the MHC Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the MHC Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the MHC Merger had not occurred.

3.       Treatment of Mid-Tier Holding Company Common Stock and Member Interests; Liquidation Account.

At the Effective Time:

(a)       each share of common stock, $0.01 par value per share, of the Mid-Tier Holding Company (the “Mid-Tier Holding Company Common Stock”) issued and outstanding immediately before the Effective Time and held by the MHC shall, by virtue of the MHC Merger and without any action on the part of the holder thereof, be canceled; and

(b)       the Mid-Tier Holding Company shall establish a liquidation account on behalf of certain depositors of the Bank as provided for in the Plan of Conversion and Reorganization.

4.       Name of Surviving Corporation. The name of the Surviving Corporation shall be “NorthEast Community Bancorp, Inc.”

5.       Directors of the Surviving Corporation. Upon and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Time shall be the directors of Surviving Corporation after the Effective Time.

6.       Officers of the Surviving Corporation. Upon and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the officers of the Mid-Tier Holding Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time.

7.       Offices. Upon the Effective Time, all offices of the Mid-Tier Holding Company shall be offices of the Surviving Corporation. As of the Effective Time, the home office of the Surviving Corporation shall remain at 325 Hamilton Avenue, White Plains, NY 10601.

8.       Charter and Bylaws. On and after the Effective Time, the Charter of the Mid-Tier Holding Company as in effect immediately before the Effective Time shall be the Charter of the Surviving Corporation until amended in accordance with the terms thereof and applicable law. On and after the Effective Time, the Bylaws of the Mid-Tier Holding Company as in effect immediately before the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

9.       Stockholder and Member Approvals. The affirmative votes of the holders of Mid-Tier Holding Company Common Stock and of the members of the MHC as set forth in the Plan of Conversion and Reorganization shall be required to approve the Plan of Conversion and Reorganization, of which this Agreement and Plan of Merger is a part, on behalf of the Mid-Tier Holding Company and the MHC, respectively.

10.       Approval of the Board of Directors. At least two-thirds of the members of the Board of Directors of each of the Constituent Corporations have approved this Agreement and Plan of Merger.

11.       Abandonment of Plan. This Agreement and Plan of Merger may be abandoned by either the MHC or the Mid-Tier Holding Company at any time before the Effective Time in the manner set forth in the Plan of Conversion and Reorganization.

12.       Amendments. This Agreement and Plan of Merger may be amended by a subsequent writing signed by the parties hereto.

13.       Successors. This Agreement shall be binding on the successors of the Constituent Corporations.

14.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States.

[Signatures on following page]

IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

Attest:	NORTHEAST COMMUNITY BANCORP, MHC

By:
Anne DeBlasi		Kenneth A. Martinek
Corporate Secretary		Chairman and Chief Executive Officer

Attest:	NORTHEAST COMMUNITY BANCORP, INC.

By:
Anne DeBlasi		Kenneth A. Martinek
Corporate Secretary		Chairman and Chief Executive Officer

Annex B

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of ______________, is made by and between NorthEast Community Bancorp, Inc., a federal corporation (the “Mid-Tier Holding Company”), and NorthEast Community Bancorp, Inc., a Maryland corporation (the “Holding Company” or the “Surviving Corporation”) (collectively, the “Constituent Corporations”).

WITNESSETH:

WHEREAS, NorthEast Community, MHC, a federally chartered mutual holding company (the “MHC”), the Mid-Tier Holding Company, and NorthEast Community Bank, a New York chartered savings bank (the “Bank”), have adopted a Plan of Conversion and Reorganization pursuant to which: (i) the MHC will merge with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity; (ii) the Mid-Tier Holding Company will merge with and into the Holding Company, with the Holding Company as the surviving entity (the “Mid-Tier Holding Company Merger”); and (iii) the Holding Company will offer shares of its common stock in the manner set forth in the Plan of Conversion and Reorganization (collectively, the “Conversion”); and

WHEREAS, the Constituent Corporations desire to provide for the terms and conditions of the Holding Company Merger.

NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

1.       Effective Time. The Mid-Tier Holding Company Merger shall not be effective unless and until the Mid-Tier Holding Company Merger receives any and all necessary approvals from the Board of Governors of the Federal Reserve System or such other later time specified on the Articles of Merger filed with the Maryland State Department of Assessments and Taxation (the “Effective Time”).

2.       The Mid-Tier Holding Company Merger and Effect Thereof. Subject to the terms and conditions set forth herein and in the Plan of Conversion and Reorganization and the expiration of all applicable waiting periods, the Mid-Tier Holding Company shall merge with and into the Holding Company, which shall be the Surviving Corporation. Upon consummation of the Mid-Tier Holding Company Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Mid-Tier Holding Company Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Mid-Tier Holding Company Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Mid-Tier Holding Company Merger had not occurred.

3.       Conversion of Stock.

(a)       At the Effective Time:

(i)       each share of common stock, $0.01 par value per share, of the Mid-Tier Holding Company (the “Mid-Tier Holding Company Common Stock”) issued and outstanding immediately before the Effective Time shall, by virtue of the Mid-Tier Holding Company Merger and without any action on the part of the holder thereof, be converted into the right to receive shares of common stock, $0.01 par value per share, of the Holding Company (the “Holding Company Common Stock”) based on the Exchange Ratio, as defined in the Plan of Conversion and Reorganization, plus the right to receive cash in lieu of any fractional share interest, as determined in accordance with Section 3(b) hereof;

(ii)       each share of Holding Company Common Stock issued and outstanding immediately before the Effective Time shall, by virtue of the Mid-Tier Holding Company Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be exchanged therefor; and

(iii)       the Holding Company shall establish a liquidation account on behalf of certain depositors of the Bank as provided for in the Plan of Conversion and Reorganization.

(b)       Notwithstanding any other provision hereof, no fractional shares of Holding Company Common Stock shall be issued to holders of Mid-Tier Holding Company Common Stock. In lieu thereof, the holder of shares of Mid-Tier Holding Company Common Stock entitled to a fraction of a share of Holding Company Common Stock shall, at the time of surrender of the certificate or certificates representing such holder shares, receive an amount of cash equal to the product arrived at by multiplying such fraction of a share of Holding Company Common Stock by the Purchase Price, as defined in the Plan of Conversion and Reorganization. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

4.       Exchange of Shares.

(a)       At or after the Effective Time, each holder, other than the MHC, of a certificate or certificates theretofore evidencing issued and outstanding shares of Mid-Tier Holding Company Common Stock, upon surrender of the same to an agent, duly appointed by the Holding Company (the “Exchange Agent”), shall be entitled to receive in exchange therefor certificate(s) representing the number of full shares of Holding Company Common Stock for which the shares of Mid-Tier Holding Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 3(a) hereof. The Exchange Agent shall mail to each holder of record of an outstanding certificate that immediately before the Effective Time evidenced shares of Mid-Tier Holding Company Common Stock, and that is to be exchanged for Holding Company Common Stock as provided in Section 3(a) hereof, a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent advising such holder of the terms of the exchange effected by the Mid-Tier Holding Company Merger and of the procedure for surrendering to the Exchange Agent such a certificate in exchange for a statement or statements evidencing Holding Company Common Stock.

(b)       No holder of a certificate theretofore representing shares of Mid-Tier Holding Company Common Stock shall be entitled to receive any dividends in respect of the Holding Company Common Stock into which such shares shall have been converted by virtue of the Mid-Tier Holding Company Merger until the certificate representing such shares of Mid-Tier Holding Company Common Stock is surrendered in exchange for statements representing shares of Holding Company Common Stock. If dividends are declared and paid by the Holding Company in respect of Holding Company Common Stock after the Effective Time but before surrender of certificates representing shares of Mid-Tier Holding Company Common Stock, dividends payable in respect of shares of Holding Company Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Mid-Tier Holding Company Common Stock. The Holding Company shall be entitled, after the Effective Time, to treat certificates representing shares of Mid-Tier Holding Company Common Stock as evidencing ownership of the number of full shares of Holding Company Common Stock into which the shares of Mid-Tier Holding Company Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

(c)       The Holding Company shall not be obligated to deliver a certificate or certificates representing shares of Holding Company Common Stock to which a holder of Mid-Tier Holding Company Common Stock would otherwise be entitled as a result of the Mid-Tier Holding Company Merger until such holder surrenders the certificate or certificates representing the shares of Mid-Tier Holding Company Common Stock for exchange as provided in this Section 4, or, in default thereof, an appropriate affidavit of loss and indemnification agreement and/or an indemnity bond as may be required in each case by the Holding Company. If any certificate evidencing shares of Holding Company Common Stock is to be issued in a name other than that in which the certificate evidencing Mid-Tier Holding Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Holding Company Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

5.       Name of Surviving Corporation. The name of the Surviving Corporation shall be “NorthEast Community Bancorp, Inc.”

6.       Directors of the Surviving Corporation. Upon and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law, the directors of the Holding Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time.

7.       Officers of the Surviving Corporation. Upon and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law, the officers of the Holding Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

8.       Offices. Upon the Effective Time, all offices of the Holding Company shall be offices of the Surviving Corporation. As of the Effective Time, the home office of the Surviving Corporation shall remain at 325 Hamilton Avenue, White Plains, NY 10601.

9.       Articles of Incorporation and Bylaws. On and after the Effective Time, the Articles of Incorporation of the Holding Company as in effect immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law. On and after the Effective Time, the Bylaws of the Holding Company as in effect immediately before the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

10.       Stockholder Approvals. The affirmative votes of the holders of Mid-Tier Holding Company Common Stock and the holders of the Holding Company’s common stock as set forth in the Plan of Conversion and Reorganization shall be required to approve the Plan of Conversion and Reorganization, of which this Agreement and Plan of Merger is a part, on behalf of the Mid-Tier Holding Company and the Holding Company, respectively.

11.       Approval of Board of Directors. At least two-thirds of the members of the Board of Directors of each of the Constituent Corporations have approved this Agreement and Plan of Merger.

12.       Registration; Other Approvals. In addition to the approvals set forth in Sections 1, 10 and 11 hereof and in the Plan of Conversion and Reorganization, the obligations of the parties hereto to consummate the Mid-Tier Holding Company Merger shall be subject to the Holding Company Common Stock to be issued hereunder in exchange for Mid-Tier Holding Company Common Stock being registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws, as well as the receipt of all other approvals, consents or waivers as the parties may deem necessary or advisable.

13       Abandonment of Plan. This Agreement and Plan of Merger may be abandoned by either the Mid-Tier Holding Company or the Holding Company at any time before the Effective Time in the manner set forth in the Plan of Conversion and Reorganization.

14.       Amendments. This Agreement and Plan of Merger may be amended by a subsequent writing signed by the parties hereto.

15.       Successors. This Agreement shall be binding on the successors of the Constituent Corporations.

16.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

[Signatures on following page]

IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

Attest:	NORTHEAST COMMUNITY BANCORP, INC.
( a Federal corporation)

By:
Anne DeBlasi	Kenneth A. Martinek
Corporate Secretary	Chairman and Chief Executive Officer

Attest:	NORTHEAST COMMUNITY BANCORP, INC.
(a Maryland corporation)

By:
Anne DeBlasi	Kenneth A. Martinek
Corporate Secretary	Chairman and Chief Executive Officer